                                                                       EXHIBIT 2
                                                                  EXECUTION COPY
                                                                  --------------

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            THE GORMAN-RUPP COMPANY,

           AMERICAN MACHINE AND TOOL CO., INC. OF PENNSYLVANIA ("AMT")

                                       AND

                             THE STOCKHOLDERS OF AMT




                         EFFECTIVE AS OF JANUARY 1, 2002

                                TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT.........................................................................................1

Recitals.........................................................................................................1

Agreement........................................................................................................1

DEFINITIONS......................................................................................................1

PURCHASE AND SALE OF THE SHARES..................................................................................5

      1.      Basic Transaction..................................................................................5

                  (a)      Conveyance of the Shares With No Liens................................................5

                  (b)      Share Certificates....................................................................5

      2.      Consideration for the Shares.......................................................................5

                  (a)      Purchase Price........................................................................5

                  (b)      Adjustment to Purchase Price..........................................................5

                  (c)      Escrow Amount.........................................................................5

      3.      Payment Method.....................................................................................6

      4.      Closing............................................................................................6

REPRESENTATIONS AND WARRANTIES...................................................................................6

      5.      Representations and Warranties of the Stockholders.................................................6

                  (a)      Authorization of Transaction..........................................................6

                  (b)      Noncontravention......................................................................6

                  (c)      The Shares............................................................................7

                  (d)      Broker's Fees.........................................................................7

                  (e)      AMT Corporate Matters.................................................................7

                  (f)      Binding Agreement of AMT..............................................................7

                  (g)      No Conflicts or Defaults of AMT.......................................................8

                  (h)      Capitalization of AMT.................................................................8

                  (i)      Realty Interests of AMT...............................................................9

                  (j)      Tangible Personal Property of AMT.....................................................9

                  (k)      Environmental Matters Pertaining to AMT..............................................10

                  (l)      AMT Financial Statements.............................................................11

                  (m)      Accounts Receivable of AMT...........................................................11

                  (n)      Inventories of AMT...................................................................11

                                TABLE OF CONTENTS
                                  (continued)

                  (o)      Changes in Circumstances Regarding AMT...............................................12

                  (p)      Tax Matters of AMT...................................................................12

                  (q)      Intellectual Property Rights of AMT..................................................13

                  (r)      Litigation of AMT....................................................................14

                  (s)      Labor Relations of AMT...............................................................14

                  (t)      Insurance Policies of AMT............................................................14

                  (u)      Employee Benefit Plans of AMT........................................................15

                  (v)      Product Liability of AMT.............................................................17

                  (w)      Contracts of AMT.....................................................................18

                  (x)      Brokers, Finders or Agents of AMT....................................................18

                  (y)      Accuracy of Information Furnished....................................................18

      6.      Representations and Warranties of G-R.............................................................18

                  (a)      Authorization of Transaction.........................................................18

                  (b)      Noncontravention.....................................................................19

                  (c)      Investment in the Shares.............................................................19

                  (d)      Brokers' Fees........................................................................19

COVENANTS AND AGREEMENTS........................................................................................19

      7.      Covenants of the Parties..........................................................................19

                  (a)      Tax Matters..........................................................................19

                  (b)      Warranty Obligations.................................................................21

                  (c)      Insurance Policies...................................................................23

                  (d)      Certified copies of Insurance Policies...............................................23

                  (e)      Certain Foreign-Sourced Products.....................................................23

CONDITIONS......................................................................................................23

      8.      Conditions to Closing.............................................................................23

                  (a)      Condition to the Obligations of the Parties..........................................23

                  (b)      Conditions to the Obligation of G-R..................................................24

                  (c)      Conditions to the Obligations of the Stockholders....................................25

REMEDIES........................................................................................................26

      9.      Remedies for Breaches of this Agreement...........................................................26

GENERAL PROVISIONS..............................................................................................29


                                TABLE OF CONTENTS
                                  (continued)

      10.     Stockholders' Representative......................................................................30

      11.     Press Releases and Public Announcements...........................................................30

      12.     Assignment and Third Party Beneficiaries..........................................................30

      13.     Amendments and Waivers............................................................................29

      14.     Headings..........................................................................................30

      15.     Severability......................................................................................30

      16.     Schedules and Exhibits............................................................................30

      17.     Construction......................................................................................31

      18.     Notices...........................................................................................31

      19.     Entire Agreement..................................................................................32

      20.     Governing Law.....................................................................................32

      21.     Resolution of Claims..............................................................................32

      22.     Counterparts......................................................................................33

SIGNATURES......................................................................................................34

                               TABLE OF SCHEDULES

Schedule 2                 --       Proportional Ownership of the Shares

Schedule 2(b)(i)           --       Methodology for Preparation of the Closing
                                    Balance Sheet and the Calculation of the Adjusted Unaudited Net Asset Value of AMT
                                    (as of December 31, 2001)

Schedule 5(a)              --       Authorization of the Stockholders

Schedule 5(b)              --       Noncontravention

Schedule 5(c) Part 1       --       Ownership of the Shares Prior to
                                    Recapitalization

Schedule 5(c) Part 2       --       Ownership of the Shares After
                                    Recapitalization

Schedule 5(e)              --       AMT Corporate Matters

Schedule 5(f)              --       Consents

Schedule 5(g)              --       No Conflicts

Schedule 5(h)(ii)          --       Subsidiaries

Schedule 5(i)              --       Realty Interests of AMT (Parts 1, 2 and 3)

Schedule 5(j)              --       Tangible Personal Property of AMT

Schedule 5(k)              --       Environmental Matters Pertaining to AMT

Schedule 5(o)              --       Changes in Circumstances Regarding AMT

Schedule 5(p)              --       Tax Matters of AMT

Schedule 5(q)              --       Intellectual Property Rights of AMT

Schedule 5(r)              --       Litigation of AMT

Schedule 5(t)              --       Insurance Policies of AMT

Schedule 5(u)              --       Employee Benefit Plans of AMT

Schedule 5(w)              --       Contracts of AMT

Schedule 5(x)              --       Brokers, Finders or Agents of AMT

Schedule 5(y)              --       Certain Furnished Information

                                TABLE OF EXHIBITS

Exhibit A         --       Joint Escrow Account Agreement

Exhibit B         --       Certificate of the Stockholders

Exhibit C         --       Release of the Stockholders

Exhibit D         --       Release of Henry M. Pollak

Exhibit E         --       Release of Samuel Marcus

Exhibit F         --       Assignment of Henry M. Pollak

Exhibit G         --       Noncompetition Agreement

Exhibit H         --       Certificate of G-R

                            STOCK PURCHASE AGREEMENT
                            ------------------------


THIS STOCK PURCHASE AGREEMENT, effective as of January 1, 2002 (this "Agreement"), is by and among THE GORMAN-RUPP COMPANY, an Ohio corporation ("G-R"), AMERICAN MACHINE AND TOOL CO., INC. OF PENNSYLVANIA, a Delaware corporation ("AMT"), and each of the stockholders of AMT listed on the signature pages of this Agreement (a "Stockholder" or collectively, the "Stockholders"). G-R, AMT and the Stockholders are referred to collectively herein as the "Parties" and each is referred to as a "Party".

                                    RECITALS
                                    --------

                  A. The Stockholders are the only legal and beneficial owners of all of the issued and outstanding capital stock of AMT (the "Shares").

                  B. The Stockholders desire to sell to G-R, and G-R desires to purchase from the Stockholders, all of the Shares, subject to the terms and conditions of this Agreement.

                                    AGREEMENT
                                    ---------

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and based upon the respective representations and warranties set forth herein, the Parties hereby agree as follows:

                                   DEFINITIONS
                                   -----------

                  The terms defined in this section shall have the meanings herein specified for all purposes of this Agreement.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Environment" means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, interior and/or exterior, including, without limitation, any material or substance used in the physical structure, of any building or improvement and any environmental medium.

                  "Environmental Condition" means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of AMT has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless (i) results in any Release or Threat of Release and (ii) such Release or Threat of Release results in damage, loss, cost, expense, claim, demand, order or liability, alleged to any Person.

                  "Environmental Insurance Policy" means the policy obtained by AMT and G-R (effective as of the Closing Date) that covers certain environmental matters.

                  "Environmental Law" means any federal, state and local law, regulation, rule, ordinance, policy or guideline relating to the Environment or implementing or otherwise dealing with the subject matter thereof.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Hazardous Material" means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum, or petroleum-containing materials, as defined in or the subject of any Environmental Law.

                  "Knowledge of Stockholders," including the terms "Know," "Known" and other derivatives thereof, means the knowledge of each of Henry M. Pollack and Samuel Marcus after reasonable inquiry of AMT's officers, supervisory employees or outside professional advisors having responsibility for relevant matters.

                  "Liability" means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability or obligation for Taxes.

                  "Material Adverse Effect" means an item will be deemed to have a Material Adverse Effect if it reduces, or reasonably can be expected to reduce, either (i) the net worth or earnings (for the current and preceding twelve-month periods) of AMT by more than one percent, (ii) the total assets (for the current and preceding twelve-month periods) of AMT by more than one percent or (iii) the total sales (for the current and preceding twelve-month periods) of AMT by more than one percent.

                  "Ordinary Course of Business" means, with regard to a Party, the ordinary course of such Party's business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Permit" means any environmental permit, license, approval, consent, or authorization issued by a federal, state or local governmental authority.

                  "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, joint venture, trust, or other business entity, or a governmental entity (or any department, agency or political subdivision thereof).

                  "Real Property" means any and all real property and interests in real property of AMT including, without limitation, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way.

                  "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of a Hazardous Material into the Environment.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for the Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Selling Expenses" means all costs, fees and expenses of outside professionals for services provided to AMT after January 1, 2002 relating to the process of selling AMT, whether incurred in connection with this Agreement or otherwise, but not paid on or prior to the Closing Date, including, without limitation, all legal, accounting, tax and broker fees and expenses.

                  "Subsidiary" of a Person means any corporation, partnership, association of other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such Subsidiary entities, or both.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether or not disputed.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Threat of Release" means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

                  ADDITIONAL DEFINITIONS IN AGREEMENT. Each of the following terms is defined in the Section set forth opposite such term.

TERM                                                    SECTION
----                                                    -------
"AAA"                                                   Section 21(a)
"Adjusted Unaudited Net Asset Value of AMT"             Section 2(b)

"Agreement"                                             Introductory Paragraph
"AMT"                                                   Introductory Paragraph
"AMT Warranty Costs"                                    Section 7(b)(i)
"Audited 2001 Balance Sheet"                            Section 5(1)
"Cap"                                                   Section 9(d)(i)
"Closing"                                               Section 4
"Closing Balance Sheet"                                 Section 2(b)
"Closing Date"                                          Section 4
"Controlled Group"                                      Section 5(u)(i)
"Contracts"                                             Section 5(w)
"Current Customer Warranty Cost Percentage"             Section 7(b)(i)
"Deductible"                                            Section 9(d)(i)
"E&Y"                                                   Section 2(b)
"Employee Plan" or "Employee Plans"                     Section 5(u)(i)
"ERISA"                                                 Section 5(u)(i)
"Escrow Amount"                                         Section 2(a)
"Excess Significant Customer Current Warranty Cost"     Section 7(b)(i)
"Financial Statements"                                  Section 5(1)
"Foreign Plan"                                          Section 5(u)(xx)
"G-R"                                                   Introductory Paragraph
"G-R Indemnified Parties"                               Section 9(b)
"Historical Warranty Cost Percentage"                   Section 7(b)(i)
"Indemnified Party"                                     Section 9(e)(i)
"Indemnifying Party"                                    Section 9(e)(i)
"Intellectual Property"                                 Section 5(q)
"IRS"                                                   Section 5(u)(ii)
"Joint Escrow Account Agreement"                        Section 2(c)
"Liens"                                                 Section 1(a)
"Litigation of AMT"                                     Section 5(v)
"M&P"                                                   Section 2(b)
"Other Customer"                                        Section 7(b)(ii)
"Other Customer Warranty Cost"                          Section 7(b)(ii)
"Parties" or "Party"                                    Introductory Paragraph
"Purchase Price"                                        Section 2(a)
"Recapitalization Plan"                                 Section 5(c)
"Shares"                                                Recitals
"Significant Customer"                                  Section 7(b)(i)
"Significant Customer Warranty Cost"                    Section 7(b)(i)
"Stockholder" or "Stockholders"                         Introductory Paragraph
"Stockholder Indemnified Parties"                       Section 9(c)
"Stockholders' Representative"                          Section 10
"Third Party Claim"                                     Section 9(e)(i)
"Warranty Period"                                       Section 7(b)(i)

                         PURCHASE AND SALE OF THE SHARES
                         -------------------------------

                  1. BASIC TRANSACTION.

                  (a) CONVEYANCE OF THE SHARES WITH NO LIENS. At the Closing (as defined in Section 4), G-R shall purchase from the Stockholders, and the Stockholders shall sell, transfer, assign, convey and deliver to G-R, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, taxes, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares ("Liens").

                  (b) SHARE CERTIFICATES. The Stockholders shall deliver to G-R at the Closing their stock certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed assignment documents.

                  2. CONSIDERATION FOR THE SHARES.

                  (a) PURCHASE PRICE. In full consideration for the sale, transfer, assignment, conveyance and delivery of the Shares by the Stockholders to G-R, on the Closing Date (as defined in Section 4) G-R shall pay to the Stockholders' Representative, subject to adjustment pursuant to Section 2(b), $16,092,840 (the "Purchase Price"), minus (i) an amount equal to $1,000,000 (the "Escrow Amount"), (ii) an amount equal to the Selling Expenses, and (iii) an amount equal to $65,623.50, which amount represents one-half of the cost of the premium of the Environmental Insurance Policy. The Purchase Price shall be paid by the Stockholders' Representative to the Stockholders in the proportions reflecting their ownership of the Shares as set forth on SCHEDULE 2.

                  (b) ADJUSTMENT TO PURCHASE PRICE. Prior to the Closing, McGladrey & Pullen, LLP ("M&P") shall have prepared and delivered to the G-R and Ernst & Young LLP ("E&Y") an unaudited balance sheet of AMT as of December 31, 2001 (the "Closing Balance Sheet") and a corresponding calculation of the net asset value of AMT as of December 31, 2001 (the "Adjusted Unaudited Net Asset Value of AMT"). The Closing Balance Sheet and the calculation of the Adjusted Unaudited Net Asset Value of AMT shall be prepared in accordance with the methods set forth on SCHEDULE 2(B). E&Y and G-R shall have agreed to M&P's calculation of the Adjusted Unaudited Net Asset Value of AMT as set forth on the Closing Balance Sheet. The Purchase Price paid at Closing will be (i) increased dollar for dollar by the amount the Adjusted Unaudited Net Asset Value of AMT exceeds $16,092,840 or (ii) decreased dollar for dollar by the amount the Adjusted Unaudited Net Asset Value of AMT is below $16,092,840.

                  (c) ESCROW AMOUNT. On the Closing Date, G-R shall pay or cause to be paid an aggregate amount equal to the Escrow Amount into an escrow account pursuant to the terms of the agreement, attached hereto as EXHIBIT A (the "Joint Escrow Account Agreement").

                  3. PAYMENT METHOD. All amounts of Purchase Price payable to the Stockholders' Representative or the escrow account under Section 2 shall be paid by wire transfer of immediately available funds to an account designated in writing to G-R at least 48 hours prior to the scheduled payment date, or otherwise by official bank check.

                  4. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on February 26, 2002 (the "Closing Date") or at such other date and at such other time as the Parties may agree. The Closing shall take place at the offices of Blank, Rome, Comisky & McCauley LLP in Philadelphia. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                  5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The Stockholders, jointly and severally, represent and warrant to G-R that the statements contained in this Section 5 are correct and complete as of the date of the Closing. Subject to Section 9(a), all such representations and warranties shall survive the execution and delivery of this Agreement and the Closing.

                  (a) AUTHORIZATION OF TRANSACTION. Each of the Stockholders has the full capacity, power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. The execution, delivery and performance of this Agreement by each of the Stockholders have been duly authorized by all necessary action on the part of, or on behalf of, each of the Stockholders. This Agreement has been duly executed and delivered by each of the Stockholders and, assuming due authorization, execution and delivery by AMT and G-R, constitutes the valid and legally binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms except as (i) such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on SCHEDULE 5(A), none of the Stockholders is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person in connection with the execution, delivery and performance of this Agreement.

                  (b) NONCONTRAVENTION. Except as set forth on SCHEDULE 5(B), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any charter or bylaw provision, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court, to which any of the Stockholders is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement, to which any of the Stockholders is a party or by which he or it is bound or to which any of his or its assets is subject, except, with respect to the foregoing clause (ii) where the conflict, breach, default, acceleration, termination, modification or cancellation would not have a Material Adverse Effect on AMT or on the ability of the Stockholders to consummate the transactions contemplated by this Agreement.

                  (c) THE SHARES. Immediately prior to the effectiveness of the Closing (prior to the effectiveness of the Recapitalization Plan), all of the issued and outstanding capital stock of AMT was owned of record and beneficially as set forth on Part 1 of SCHEDULE 5(c). On February 8, 2002, the Stockholders adopted a proposal authorized and approved by AMT's Board of Directors to amend AMT's Certificate of Incorporation for the purpose of recapitalizing AMT (the "Recapitalization Plan"). After giving effect to the Recapitalization Plan, on the Closing Date the Stockholders own the Shares of record and beneficially as set forth on Part 2 of SCHEDULE 5(c), and each Stockholder has good and marketable title to such Shares free and clear of all Liens. None of the Stockholders is a party to any contract or commitment that could require any such Stockholder to sell, transfer or otherwise dispose of his or its Shares other than pursuant to this Agreement. Upon consummation of the transactions contemplated by this Agreement, G-R will acquire good and marketable title to the Shares free and clear of all Liens.

                  (d) BROKER'S FEES. No Stockholder has any Liability to pay any fees, expenses or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which AMT or G-R could become liable or obligated.

                  (e) AMT CORPORATE MATTERS. Each of AMT and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as set forth on SCHEDULE 5(e). Each of AMT and its Subsidiaries is duly qualified or subsisting as a foreign corporation in each jurisdiction in which the nature of its business or location of its properties requires such qualification, as set forth on SCHEDULE 5(e), except for other jurisdictions where the failure to so qualify would have a Material Adverse Effect. AMT and each of its Subsidiaries have all requisite power and authority to own or lease its properties and assets, and to conduct its business as it has been and is now being conducted.

                  (f) BINDING AGREEMENT OF AMT. AMT has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by AMT have been duly authorized by all necessary action on the part of AMT. This Agreement has been duly executed and delivered by AMT and, assuming due authorization, execution and delivery by the Stockholders and G-R, constitutes the valid and legally binding obligation of AMT, enforceable against AMT in accordance with its terms except as (i) such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on SCHEDULE 5(f), AMT is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in connection with the execution, delivery and performance of this Agreement. All corporate action on the part of AMT, the Stockholders, and the officers and directors of AMT necessary for the authorization of the Recapitalization Plan has been taken.

                  (g) NO CONFLICTS OR DEFAULTS OF AMT. Except as set forth on
SCHEDULE 5(g), neither the execution and delivery of this Agreement by AMT, nor the performance by AMT of the transactions contemplated hereby, will (i) violate, conflict with, or constitute a default under, any of the terms of the Certificate of Incorporation, as amended, or By-Laws of AMT or any of its Subsidiaries, (ii) violate, conflict with or constitute a default under any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to AMT's or any of its Subsidiaries' business or assets, or by which AMT or any of its Subsidiaries or any of their respective business or assets are bound, (iii) result in the creation or imposition of any Security Interests in favor of any Person, (iv) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority applicable to AMT or any of its Subsidiaries, or (v) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of a Security Interest, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), where the violation, conflict, default, acceleration, termination or imposition would not have a Material Adverse Effect on AMT or on the ability of the Parties to consummate the transactions contemplated by this Agreement. AMT has not been notified that it is in violation of or in default under any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to AMT's or any of its Subsidiaries' business or assets, or by which AMT, any of its Subsidiaries or any of their respective business or assets are bound, or in the payment of any monetary obligations or debts of AMT or any of its Subsidiaries, and, to the Stockholders' Knowledge, there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

                  (h) CAPITALIZATION OF AMT.

                  (i) After giving effect to the Recapitalization Plan, on the Closing Date the authorized capital stock of AMT consists solely of one class of 5,000 shares of common stock without par value. After giving effect to the Recapitalization Plan, on the Closing Date, of the 5,000 shares of common stock that are authorized, 5,000 shares are issued and outstanding, and all of such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. After giving effect to the Recapitalization Plan, on the Closing Date, the 5,000 shares of issued and outstanding common stock are the Shares that the Stockholders shall sell to G-R pursuant to this Agreement. After giving effect to the Recapitalization Plan, on the Closing Date the Shares represent the only issued and outstanding shares of capital stock of AMT. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind obligating AMT to issue, directly or indirectly, any additional shares of its capital stock or other securities. There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any securities of AMT.

                  (ii)SCHEDULE 5(h)(ii) sets forth all of the Subsidiaries of AMT and the authorized, issued and outstanding capital stock of each of the Subsidiaries. The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on SCHEDULE 5(h)(ii), AMT does not own an equity interest in any other Person. American Pump and Machine Corp. has never conducted, nor currently conducts, business and has never had, nor currently has, any assets or liabilities.

                  (i) REALTY INTERESTS OF AMT. Set forth on Part 1 of SCHEDULE 5(i) is a complete and correct list and description of all real property owned by AMT and any of its Subsidiaries or in which AMT or any of its Subsidiaries has an equity interest, in each case together with a general description of the buildings and other structures and improvements located thereon and any and all Security Interests granted by AMT and any of its Subsidiaries, affecting or relating thereto. AMT and its Subsidiaries have good and marketable fee simple title to all real property and interests in real property listed and described on Part 1 of SCHEDULE 5(i), free and clear of all Security Interests, except as otherwise listed and described on Part 1 of SCHEDULE 5(i). AMT has heretofore delivered to G-R true and complete copies of all deeds and other documents evidencing the ownership of the real property owned by AMT or any of its Subsidiaries. Set forth on Part 2 of SCHEDULE 5(i) is a complete and correct list and description of all realty leases or similar contracts under or pursuant to which AMT or any of its Subsidiaries leases or rents (as lessee or sublessee) any land, building, factory, warehouse or other interest in realty. The leasehold interests described on Part 2 of SCHEDULE 5(i) are subject to leases enforceable against the landlords thereunder, and neither AMT nor any of its Subsidiaries has mortgaged its leasehold interest thereunder. AMT has heretofore delivered to G-R true and complete copies of all leases set forth on Part 2 of
SCHEDULE 5(i). Set forth on Part 3 of SCHEDULE 5(i) is a complete and correct list and description of all realty interests or similar contracts under or pursuant to which AMT or any of its Subsidiaries leases or rents (or lessor or sublessor) any land, building, factory, warehouse or other interest in realty. AMT or any of its Subsidiaries has good and marketable leasehold interests in all real property and interests in real property listed and described on Part 3 of SCHEDULE 5(i), free and clear of all Security Interests, except as otherwise listed and described on Part 3 of SCHEDULE 5(i). AMT has heretofore delivered to G-R true and complete copies of all leases or other documents evidencing the realty leasehold interests (as lessor or sublessor) or other realty interests of AMT or any of its Subsidiaries. None of the operations of AMT or any of its Subsidiaries on the real property referred to in this paragraph (i) violates any applicable material zoning classification, (ii) any applicable pollution control ordinance or statute relating to the particular property or such operations, or
(iii) any other law, regulation or order applicable to the operation of AMT's or any of its Subsidiaries' business.

                  (j) TANGIBLE PERSONAL PROPERTY OF AMT. Set forth on SCHEDULE 5(j) is a complete and correct list and description of each of the following items of tangible personal property of AMT or any of its Subsidiaries, in each case that has a cost in excess of $5,000 (i) all machinery, equipment and patterns, all spare and replacement parts, and all manufacturing and production tools, tooling and supplies used or held for use by AMT or any of its Subsidiaries in the operation of the business of AMT or any of its Subsidiaries;
(ii) all office furniture and equipment and all office and administrative supplies (including packaging material and sales literature) used or held for use by AMT or any of its Subsidiaries in the operation of the business of AMT or any of its Subsidiaries, and (iii) all motor vehicles and trailers used or held for use by AMT or any of its Subsidiaries in the operation of the business of AMT or any of its Subsidiaries. AMT has heretofore delivered to G-R true and complete copies of the titles or leases evidencing the ownership or right to lease the motor vehicles and trailers used or held for use by AMT or any of its Subsidiaries in the operation of the business of AMT or any of its Subsidiaries. Except as set forth on SCHEDULE 5(j), AMT has lawful record and good and marketable or valid title (as the case may be) to all of the items of tangible personal property listed on SCHEDULE 5(j), free and clear of all Security Interests (except in the case of tangible personal property that may be leased by AMT or any of its Subsidiaries, in which case AMT or any of its Subsidiaries has valid and subsisting leasehold interests free and clear of any other Security Interests).

                  (k) ENVIRONMENTAL MATTERS PERTAINING TO AMT. Except as set forth on SCHEDULE 5(k):

                  (i) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

                  (ii) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property.

                  (iii) There are no polychlorinated biphenyl compounds or lead-based paint present at the Real Property that present a health or environmental hazard or that require reporting, investigation, assessment, removal, cleanup, remediation or any other type of response or action under any Environmental Law.

                  (iv) AMT and each of its Subsidiaries is presently and for the past ten years has been in compliance with all Environmental Laws applicable to the Real Property or its business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

                  (v) Neither AMT nor any of its Subsidiaries has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at, under or upon the Real Property, or at any other real property at which any Hazardous Material generated by the operation of the business of AMT or any of its Subsidiaries has come to be located, that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

                  (vi) Neither AMT nor any of its Subsidiaries has (A) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon;
(B) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (C) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition; or (D) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property.

                  (vii) There currently are effective all Permits required under any Environmental Law which are necessary for AMT's and its Subsidiaries' activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; and any applications for renewal of such Permits have been submitted on a timely basis; and the transactions contemplated by this Agreement do not require consent or similar action by the issuer or any such Permits.

                  (viii) AMT has heretofore delivered to G-R true and complete copies of all documents, records, and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials at or from the Real Property, spill control plans, and environmental agency reports and correspondence.

                  (l) AMT FINANCIAL STATEMENTS. AMT has heretofore delivered to G-R true and complete copies of AMT's audited balance sheets as of October 31, 2001 and 2000, and the related audited statements of income and retained earnings, and cash flows for the years then ended, together with the notes thereto and the other financial information included therewith (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of AMT, and the results of its operations and cash flows of AMT, as of the dates and for the periods indicated thereon and have been prepared in conformity with GAAP, consistently applied throughout the periods indicated. AMT has no material Liability not reflected in the Financial Statements, except to the extent (i) incurred since October 31, 2001 in the Ordinary Course of Business, (ii) listed or described in this Agreement or in the Schedules to this Agreement or (iii) such Liability was not required to be disclosed or provided for under GAAP. The audited balance sheet of AMT as of October 31, 2001 may be referred to as the "Audited 2001 Balance Sheet." For purposes of this Section 5(l), the term material shall mean any matters amounting to more than 1% of total assets, as set forth in the Audited 2001 Balance Sheet.

                  (m) ACCOUNTS RECEIVABLE OF AMT. Except (i) as listed and described on the Closing Balance Sheet (or footnote(s) thereto) or (ii) where the aggregate amount of the write-offs as uncollectible of any accounts receivable of AMT would not exceed 0.5% of the total value of the accounts receivable of AMT shown on the Closing Balance Sheet, all accounts receivable of AMT shown on the Closing Balance Sheet will be valid receivables and will be fully collectible, net of any reserves therefor on the Closing Balance Sheet, within 60 days of the date of the Closing Balance Sheet or the agreed-upon date for such payments, whichever is later.

                  (n) INVENTORIES OF AMT. The inventories of raw materials, work-in-process and finished goods of AMT reflected in the Financial Statements, and the inventories acquired since October 31, 2001, less those inventories used or disposed of since October 31, 2001 and reflected on the Closing Balance Sheet, are useable and saleable in the Ordinary Course of Business, except for slow-moving, damaged or obsolete items, all of which have been written down to net realizable market value or adequate reserves provided therefore. The value at which such inventories are carried in the Financial Statements and in the Closing Balance Sheet reflects the normal inventory valuation policy of AMT in accordance with GAAP, except where the aggregate value of any write-downs of the inventories would be less than 0.5% of the total value of the inventory shown on the Closing Balance Sheet.

                  (o) CHANGES IN CIRCUMSTANCES REGARDING AMT. Except as listed and described on SCHEDULE 5(o), since October 31, 2001, the business and operations of AMT and its Subsidiaries have been conducted only in the Ordinary Course of Business, and since October 31, 2001, neither AMT nor any of its Subsidiaries has: (i) issued any stocks, bonds, notes or other corporate securities (other than in connection with the Recapitalization Plan); (ii) suffered any loss of a supplier or distributor; (iii) increased in any manner the rate of compensation of any of its officers or other employees; (iv) paid or agreed to pay any employee benefit or severance not required by any existing Employee Plan (as defined in Section 5(u)); (v) committed itself to any new Employee Plan or amended any existing Employee Plan; (vi) declared or made any dividend or other payment or distribution to the Stockholders (other than in connection with the redemption of the preferred stock of AMT); (vii) entered into any transaction with a third party other than in the Ordinary Course of Business or in connection with this Agreement; or (viii) sustained any damage, destruction or loss by reason of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Person, flood, windstorm, embargo, riot, act of God, act by any enemy of the United States, or other similar or dissimilar casualty or event (regardless of whether the same has been insured against).

                  (p) TAX MATTERS OF AMT.

                  (i) All Tax Returns required to be filed by AMT or any of its Subsidiaries prior to the Closing Date have been timely and properly filed, and when filed were correct and complete and correctly reflected the facts regarding the income, business, assets, operations, activities and status of AMT and its Subsidiaries. All Taxes shown on such Tax Returns have been timely paid or deposited or reserved for in accordance with GAAP. Neither AMT nor any of its Subsidiaries will have any liability for Taxes for periods through the Closing in excess of the amounts paid in respect of Tax Returns filed prior to the Closing Date or pursuant to the provisions for Taxes shown on the Audited 2001 Balance Sheet and the Closing Balance Sheet. The provisions for Taxes shown on the Audited 2001 Balance Sheet and the Closing Balance Sheet are sufficient to cover all liabilities or obligations of AMT for Taxes (including, without limitation, interest, any additions to Taxes or penalties) that may be due in respect of periods through the dates of the Audited 2001 Balance Sheet and the Closing Balance Sheet for which returns or reports as of such dates are not yet due. Neither AMT nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim is pending by any authority in a jurisdiction where AMT or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. There are no Security Interests on any of the assets of AMT or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (ii) Except as set forth on SCHEDULE 5(p), AMT and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Neither AMT, any of its Subsidiaries nor any Stockholder has received written notice from any authority to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of AMT or any of its Subsidiaries claimed or raised by any authority in writing. SCHEDULE 5(p) lists all federal, state, local, and foreign income Tax Returns filed with respect to AMT and its Subsidiaries for taxable periods ended on or after October 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered, or caused AMT to deliver, to G-R correct and complete copies of all federal and Pennsylvania income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by AMT and its Subsidiaries since October 31, 1997.

                  (iv) Neither AMT nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes which has a continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency which has not expired.

                  (v) Neither AMT nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither AMT nor any of its Subsidiaries has made any payments, nor been obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code. Neither AMT nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. AMT and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither AMT nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither AMT nor any of its Subsidiaries (A) has been a member of an affiliated group (as defined by Section 1504 of the Code) filing a consolidated federal income Tax Return or any similar group defined under a comparable provision of state, local or foreign law (other than a group the common parent of which was AMT), or (B) has Liability for the Taxes of any Person (other than AMT or its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (q) INTELLECTUAL PROPERTY RIGHTS OF AMT. Set forth on SCHEDULE 5(q) is a complete and correct list and description of all patents, patent applications, trade names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, licenses (including licenses of computer programs, software, patents, technology or other proprietary rights, but excepting prepackaged off-the-shelf office productivity software), and Internet domain names, both domestic and foreign, owned or licensed (as licensor or licensee) by AMT or any of its Subsidiaries and presently used or held for use in its business (collectively, the "Intellectual Property"). As set forth on SCHEDULE 5(q), AMT is the sole and exclusive owner of, or possesses valid licenses or other sufficient rights to use, all of the Intellectual Property and is current in the payment of any maintenance fees in respect thereof. Except as set forth on SCHEDULE 5(q), neither AMT nor any of its Subsidiaries is required to pay any royalty, license fee or similar type of compensation in connection with the conduct of AMT's or any of its Subsidiaries' business as it is now conducted. Any Intellectual Property owned or held by an officer, director or employee of AMT or any of its Subsidiaries relating to AMT's or any of its

Subsidiaries' business in any manner, and which AMT or any of its Subsidiaries is entitled to use, has been duly and effectively transferred to AMT or any of its Subsidiaries. Except as set forth on SCHEDULE 5(q), no Person has asserted in writing that AMT's or any of its Subsidiaries' business and operations infringe, and AMT's or any of its Subsidiaries' business and operations do not infringe, the Intellectual Property or other intellectual property of any Person. The Intellectual Property comprises all of the intellectual property rights necessary for the operation of AMT's or any of its Subsidiaries' business as currently conducted by AMT or any of its Subsidiaries.

                  (r) LITIGATION OF AMT. Except as set forth on SCHEDULE 5(r), there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the Knowledge of the Stockholders, threatened against or affecting AMT or any of its Subsidiaries or involving any of their respective properties, assets or capital stock before any court, agency, or authority, and to the Knowledge of the Stockholders, there are no facts that would result in such litigation, suit, proceeding, action, claim, demand or investigation. Neither AMT nor any of its Subsidiaries is subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency or authority.

                  (s) LABOR RELATIONS OF AMT. There are no collective bargaining or other labor union contracts applicable to any of AMT's or any of its Subsidiaries' employees. During the most recent two-year period, neither AMT nor any of its Subsidiaries has received any notice of any unfair labor practice complaints pending before the National Labor Relations Board or any other agency having jurisdiction thereof. During the most recent two-year period, neither AMT nor any of its Subsidiaries has received any notice of any activities or proceedings of any labor union (or representatives thereof) to organize any employees of AMT or any of its Subsidiaries. During the most recent two-year period, there have not been any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or involving any of AMT's or any of its Subsidiaries' employees.

                  (t) INSURANCE POLICIES OF AMT. Set forth on SCHEDULE 5(t) is a complete and correct list and description of all policies of insurance covering AMT's or any of its Subsidiaries' assets, operations or business. AMT has heretofore delivered to G-R true and complete copies of all policies of insurance listed on SCHEDULE 5(t). The Stockholders have obtained a written commitment from Erie Insurance Group in a letter dated December 31, 2001 to continue to provide Commercial Property and General Liability Coverages for AMT.

                  (u) EMPLOYEE BENEFIT PLANS OF AMT.

                  (i) SCHEDULE 5(u) sets forth a complete list of (A) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (C) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of AMT and its Subsidiaries (or, where indicated below, any trade or business (whether or not incorporated) (x) under common control within the meaning of Section 4001(b)(1) of ERISA with AMT or any of its Subsidiaries or (y) which together with AMT and its Subsidiaries is treated as a single employer under Section 414(t) of the Code (the "Controlled Group")) or with respect to which AMT and its Subsidiaries (or, where indicated below, the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). Neither AMT nor any of its Subsidiaries has liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

                  (ii) AMT has heretofore delivered to G-R true and complete copies of: (A) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (B) all determination letters from the Internal Revenue Service ("IRS") with respect to any of the Employee Plans, (C) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (D) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (E) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by G-R.

                  (iii) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on AMT or any of its Subsidiaries.

                  (iv) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

                  (v) Except as set forth on SCHEDULE 5(u), neither AMT nor any of its Subsidiaries does currently have and at no time in the past has had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

                  (vi) With respect to each group health plan benefiting any current or former employee of AMT or any Subsidiary of AMT or any member of the Controlled Group that is subject to Section 4980B of the Code, or was subject to
Section 162(k) of the Code, AMT, its Subsidiaries and each member of the Controlled Group has complied with (A) the continuation coverage requirements of
Section 4980B of the Code and Section 162(k) of the Code, as applicable, and
Part 6 of Subtitle B of Title I of ERISA, and (B) the Health Insurance Portability and Accountability Act of 1996, as amended.

                  (vii) With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. ss. 1395y(b)), AMT and its Subsidiaries have complied with the secondary payer requirements of
Section 1862(b)(1) of such Act.

                  (viii) No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

                  (ix) All contributions, transfers, and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

                  (x) There is no pending or, to the Knowledge of the Stockholders, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor, to the Knowledge of the Stockholders, is there any basis for one.

                  (xi) All (A) insurance premiums required to be paid with respect to, (B) benefits, expenses, and other amounts due and payable under, and
(C) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

                  (xii) With respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of AMT or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of the Closing, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Stockholders, no such proceedings with respect to any insurer are imminent.

                  (xiii) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, (B) death or retirement benefits under any qualified Employee Plan, or (C) deferred compensation benefits reflected on the books of AMT or any of its Subsidiaries.

                  (xiv) The execution, delivery and performance of this Agreement will not (A) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from AMT or any of its Subsidiaries to any officer, employee or former employee (or dependents of any such officer or employee), or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of AMT or any of its Subsidiaries.

                  (xv) Neither AMT nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of AMT or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans.

                  (xvi) AMT and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

                  (xvii) No Employee Plan provides benefits to any individual who is not a current or former employee of AMT or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

                  (xviii) All contributions required to be paid with respect to workers' compensation arrangements of AMT or any of its Subsidiaries have been made or accrued as a liability on AMT's audited financial statements (as of October 31, 2001).

                  (xix) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of AMT or any of its Subsidiaries or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by AMT or any of its Subsidiaries under any contract, Employee Plan, program, arrangement or understanding currently in effect.

                  (xx) The term "Foreign Plan" shall mean any Employee Plan that is maintained outside of the United States. Neither AMT nor any Subsidiary of AMT has a Foreign Plan.

                  (v) PRODUCT LIABILITY OF AMT. Except as set forth on SCHEDULE 5(r) ("Litigation of AMT"), neither AMT nor any of its Subsidiaries has received any written notice of any claim or demand against AMT or any of its Subsidiaries (and to the Knowledge of the Stockholders there are no facts or circumstances for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AMT or any of its Subsidiaries giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by AMT or any of its Subsidiaries.

                  (w) CONTRACTS OF AMT. Except as otherwise listed or described in another Schedule to this Agreement, set forth on SCHEDULE 5(w) is a complete and correct list of each contract, agreement, lease, option, commitment, course of conduct or dealing, power of attorney, arrangement, understanding and undertaking, whether oral or written, which involve payments in excess of $1,000 per month or $12,000 in the aggregate annually and to which AMT or any Subsidiary of AMT is a party or by which any of their respective assets are bound (collectively, the "Contracts"). AMT has heretofore delivered to G-R a copy of each of the written Contracts and a written summary of the terms and conditions of each of the oral Contracts. Except as identified on SCHEDULE 5(w), each of the written and executed Contracts is in full force and effect, is a valid and legally binding obligation of AMT or any Subsidiary of AMT and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a default thereunder or a breach thereof by any party thereto, or which would result in the acceleration of the performance of an obligation thereunder. To the Knowledge of the Stockholders, no customer or supplier plans to terminate its course of conduct or dealing or other unwritten or unexecuted Contract with AMT after the Closing Date. After the Closing Date, neither AMT, any Subsidiary of AMT nor G-R will have any obligations for sales of power tools or parts under the Sears contract described on SCHEDULE 5(W).

                  (x) BROKERS, FINDERS OR AGENTS OF AMT. Except as set forth on
SCHEDULE 5(x), neither AMT nor any of its Subsidiaries has expressly or impliedly engaged any broker, finder, agent or other intermediary with respect to any transaction contemplated by this Agreement.

                  (y) ACCURACY OF INFORMATION FURNISHED. Any information contained in this Agreement or the Schedules to this Agreement does not contain any untrue statement of a material fact and does not omit to state any material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances under which such statement is made, not misleading. Set forth on SCHEDULE 5(y) is certain information furnished prior to or on the Closing Date to G-R or its representatives by any of the Stockholders, AMT or their respective representatives or advisors. At the time of delivery, when taken as a whole with all of the information referenced on SCHEDULE 5(y) and the information set forth on the Schedules to this Agreement, such information did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement was made, not misleading.

                  6. REPRESENTATIONS AND WARRANTIES OF G-R. G-R represents and warrants to the Stockholders that the statements contained in this Section 6 are complete and correct as of the date of the Closing.

                  (a) AUTHORIZATION OF TRANSACTION. G-R is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. G-R has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by G-R have been duly authorized by all necessary action on the part of G-R. This Agreement has been duly executed and delivered by G-R and, assuming due authorization, execution and delivery by AMT and the Stockholders, constitutes the valid and legally binding obligation of G-R, enforceable against G-R in accordance with its terms except as (i) such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. G-R is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of (except for the authorization and approval of its Board of Directors which has been obtained), any Person in connection with the execution, delivery and performance of this Agreement.

                  (b) NONCONTRAVENTION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any charter or bylaw provision, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court, to which G-R is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement, to which G-R is a party or by which it is bound or to which any of its assets is subject.

                  (c) INVESTMENT IN THE SHARES. G-R is not purchasing the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                  (d) BROKERS' FEES. G-R has no Liability to pay any fees, expenses or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

                            COVENANTS AND AGREEMENTS
                            ------------------------

                  7. COVENANTS OF THE PARTIES. The Parties agree as follows with respect to the period of time after the Closing.

                  (a) TAX MATTERS. The following provisions shall govern the allocation of responsibility as between G-R and the Stockholders for certain tax matters following the Closing:

                  (i) TAX PERIODS ENDING ON OR BEFORE THE CLOSING. The Stockholders shall prepare or cause to be prepared all Tax Returns for AMT for all periods ending on or prior to the Closing which are filed after the Closing. The Stockholders shall permit AMT and G-R to review and comment on each such Tax Return described in the preceding sentence prior to filing. AMT and G-R shall file such Tax Returns as prepared by the Stockholders (subject to any changes agreed upon by the Stockholders and AMT and G-R) on or before the due date for filing such Tax Returns (including any applicable extension periods thereof) and shall also file any requests for any extensions to file such Tax Returns if so requested in writing by the Stockholders. The Stockholders shall reimburse G-R for Taxes of AMT with respect to such periods within 15 days after payment by G-R or AMT of such Taxes to the extent such Taxes are not accrued on the Closing Balance Sheet.

                  (ii) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING. G-R shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of AMT for Tax periods which begin before the Closing and end after the Closing. The Stockholders shall pay to G-R within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing shall
(A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing and the denominator of which is the number of days in the entire Taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing. Any credits relating to a Taxable period that begins before and ends after the Closing shall be taken into account as though the relevant Taxable period ended on the Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of AMT.

                  (iii) PREPARATION OF TAX RETURNS. All Tax Returns for periods
(i) ending on or before the Closing Date and filed after the Closing Date or
(ii) starting before the Closing Date and ending after the Closing Date shall be prepared in a manner that is substantially consistent with the historical practices of AMT.

                  (iv) COOPERATION ON TAX MATTERS. G-R, AMT and the Stockholders shall cooperate fully, as and to the extent reasonably requested by one or more of the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. G-R, AMT and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to AMT relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by G-R or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so request, G-R, AMT or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                  (v) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving AMT shall be terminated as of the Closing and, after the Closing, AMT shall not be bound thereby or have any liability thereunder.

                  (vi) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, G-R will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (vii) TAX REFUNDS OR CREDITS. If AMT or G-R receives any tax refund or credit with respect to AMT that was not shown or reflected on the face of the Closing Balance Sheet and which is attributable to any period prior to the Closing, AMT or G-R shall within 5 days of AMT's receipt of such refund or credit pay to the Stockholders 100% of any such refund or credit after deducting all reasonable out-of-pocket costs of AMT and G-R incurred to obtain the refund or credit.

                  (b) WARRANTY OBLIGATIONS. Subject to Section 7(e), below:

                  (i) If, during the twelve-month period after the Closing Date (the "Warranty Period"), the Current Customer Warranty Cost Percentage for product shipped to a Significant Customer exceeds the Historical Warranty Cost Percentage, then the Stockholders, on a joint and several basis, shall indemnify AMT (or G-R as the case may be) for the Excess Significant Customer Current Warranty Cost with regard to any such Significant Customer. Notwithstanding anything contained in this Agreement, the Stockholders' indemnification obligation under this Section 7(b)(i) shall be subject to the limitations described in Section 9 of this Agreement, including but not limited to, Section 9(d)(i).

         The following definitions shall apply to this Section 7(b)(i):

         "Current Customer Warranty Cost Percentage" shall mean the amount of the Significant Customer Warranty Cost with respect to a Significant Customer during the Warranty Period, divided by the gross sales invoiced to such Significant Customer during the Warranty Period.

         "Historical Warranty Cost Percentage" shall mean the amount of the Significant Customer Warranty Cost with respect to a Significant Customer during the preceding calendar year, divided by the gross sales invoiced to such Significant Customer during the preceding calendar year.

         "Significant Customer Warranty Cost" shall mean the amount that AMT credits or refunds to a Significant Customer for products warranted including adjustments due to product damage occurring in shipment and all other adjustments, refunds and/or credits mutually agreed between the Significant Customer and AMT, determined in accordance with GAAP consistent with AMT's past practice; PROVIDED, HOWEVER, that any such amounts described above associated with a warranty claim that is not within the scope of AMT's warranty and adjustment practices to such Significant Customer or is not consistent with AMT's warranty practices during the one-year period prior to the Closing, shall be excluded from the definition of Significant Customer Warranty Cost.

         "Excess Significant Customer Current Warranty Cost" shall mean, with regard to a Significant Customer, the dollar amount calculated with the following formula, (i) the Current Customer Warranty Cost Percentage during the Warranty Period minus the Historical Warranty Cost Percentage, (ii) multiplied by the gross sales invoiced to that Significant Customer for the Warranty Period; PROVIDED, HOWEVER, if the resulting calculation of (i) above is a negative number, then the Excess Significant Customer Current Warranty Cost shall be deemed to be zero.

         "Significant Customer" shall mean Grainger, MSC or McMaster Carr.

                  (ii) If, at the end of each of the first two-twelve-month periods after the Closing Date (each of the two twelve-month periods being an "Extended Warranty Period"), AMT incurs (i) any Other Customer Warranty Cost for product manufactured for an Other Customer prior to the Closing Date or (ii) any Significant Customer Recall Cost for any product shipped to a Significant Customer prior to the Closing Date, then the Stockholders, on a joint and several basis, shall indemnify AMT (or G-R as the case may be) for such Other Customer Warranty Cost and/or such Significant Customer Recall Cost. Notwithstanding anything in this Agreement, the Stockholders' indemnification obligation under this Section 7(b)(ii) shall be subject to the limitations described in Section 9 of this Agreement, including but not limited to, Section 9(d)(i).

         The following definition shall apply to this Section 7(b)(ii):

         "Other Customer Warranty Cost" shall mean the lesser of (i) the dollar amount that AMT credits or refunds to an Other Customer for products warranted and (ii) the standard manufacturing cost to AMT for producing the replacement product determined in accordance with GAAP consistent with AMT's past practices, but shall not include any costs for use of AMT's personnel other than direct shop labor costs; PROVIDED, HOWEVER, that any such amounts described in (i) or (ii) above associated with a warranty claim that is not within the scope of AMT's warranty to such Other Customer or is not consistent with AMT's warranty practices during the one-year period prior to the Closing, shall be excluded from the definition of Other Customer Warranty Cost; PROVIDED FURTHER, HOWEVER, that with respect to the current twelve-month Extended Warranty Period, any amounts described in (i) or (ii) above associated with products manufactured after the Closing shall be excluded from the definition of Other Customer Warranty Cost.

         "Other Customer" shall mean any customer other than a "Significant Customer" as defined under section 7(b)(i).

         "Significant Customer Recall Cost" shall mean the actual cost incurred by AMT during either Extended Warranty Period with respect to any products shipped prior to Closing to any Significant Customer that are recalled after the Closing Date.

                  (c) INSURANCE POLICIES. For a period of two years after the Closing, G-R will use its best efforts to cause AMT to continue to be covered under its current insurance policies (as of the Closing Date) or comparable policies (with respect to the amount and type of coverage), to the extent such current policies or comparable policies can be obtained at the same or substantially the same cost or are otherwise available.

                  (d) CERTIFIED COPIES OF INSURANCE POLICIES. The Stockholders' Representative shall cause AMT to obtain and deliver to G-R certified copies of the insurance policies listed on SCHEDULE 5(t) as soon as practicable after Closing, but in no event later than 14 business days after the Closing Date.

                  (e) CERTAIN FOREIGN-SOURCED PRODUCTS.

                  (i) Notwithstanding anything to the contrary in this Agreement, if AMT (or G-R as the case may be) incurs Adverse Consequences during the period beginning on the Closing Date and ending two years after the Closing Date in connection with products that AMT imported from outside the United States and distributed in the United States that are surface-coated with Hazardous Materials ("Affected Foreign Products"), then the Stockholders, on a joint and several basis, shall indemnify AMT (or G-R as the case may be) for such Adverse Consequences. Notwithstanding anything in this Agreement, the Stockholders' indemnification obligation under this Section 7(e) shall be subject to the limitations described in Section 9 of this Agreement.

                  (ii) Notwithstanding anything to the contrary contained in
Section 7(b) hereof, any Adverse Consequences related to the Affected Foreign Products, as described in Section 7(e)(i), (A) shall not be taken into account when evaluating matters covered by Section 7(b), including but not limited to the calculation of the Current Customer Warranty Cost Percentage, the Historical Warranty Cost Percentage, the Significant Customer Warranty Cost, the Excess Significant Customer Warranty Cost, the Other Customer Warranty Cost and the Significant Customer Recall Cost and (B) shall instead be governed by the remedy provided in Section 7(e)(i).

                                   CONDITIONS
                                   ----------

                  8. CONDITIONS TO CLOSING.

                  (a) CONDITION TO THE OBLIGATIONS OF THE PARTIES. The obligations of each of the Parties to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following condition: no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of G-R to own the Shares and to control AMT; or (iv) affect adversely the right of AMT to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or change shall be in effect).

                  (b) CONDITIONS TO THE OBLIGATION OF G-R. The obligation of G-R to effect the transactions to be performed by it in connection with the Closing is subject to the satisfaction or G-R's waiver of the following conditions:

                  (i) The representations and warranties of the Stockholders set forth in Section 5 shall be true and correct at and as of the Closing, and the Stockholders shall have delivered to G-R a certificate to that effect in the form of EXHIBIT B.

                  (ii) Each of the Stockholders that is a corporation or a trust shall have delivered to G-R written evidence that such Stockholder has authorized and approved the execution, delivery and performance by it of this Agreement.

                  (iii) Each of the Stockholders that intends to sign this Agreement by a power of attorney shall have delivered to G-R a signed power of attorney in a form acceptable to G-R.

                  (iv) AMT shall have delivered to G-R resolutions of its directors and stockholders unanimously authorizing and approving AMT's execution, delivery and performance of this Agreement.

                  (v) AMT shall have delivered to G-R a Certificate of Good Standing relating to AMT from the Secretary of State of Delaware and the Secretary of the Commonwealth of Pennsylvania dated as of a date not more than five business days prior to the Closing Date.

                  (vi) G-R shall have received written resignations, effective as of the Closing, from each of the directors and officers of AMT.

                  (vii) G-R shall have received a duly executed Release, in the form of EXHIBIT C, from each of the Stockholders.

                  (viii) G-R shall have received a duly executed Release, in the form of EXHIBIT D, from Henry M. Pollak with respect to him having been a director and officer of AMT.

                  (ix) G-R shall have received a duly executed Release, in the form of EXHIBIT E, from Samuel Marcus with respect to him having been a director and officer of AMT.

                  (x) G-R shall have received the stock certificates representing the Shares from the Stockholders as contemplated by Section 1(b).

                  (xi) G-R shall have received a receipt from the Stockholders evidencing the payment of the Purchase Price as contemplated by Section 2(a).

                  (xii) G-R shall have received a duly executed Assignment, in the form of EXHIBIT F, from Henry M. Pollak to AMT with respect to intellectual property rights and interests.

                  (xiii) The Stockholders, AMT and G-R shall have entered into a Noncompetition Agreement, in the form of EXHIBIT G.

                  (xiv) The Stockholders' Representative shall have entered into the Joint Escrow Account Agreement.

                  (xv) AMT shall have delivered to G-R the original copies of
(A) the deeds of title pertaining to all real property owned by AMT and the leases pertaining to all real property of which AMT is a lessor or a lessee; (B) the certificates of title to all motor vehicles and trailers owned by AMT and the leases pertaining to all motor vehicles and trailers leased by AMT; (C) (i) original patents and governmental registration certificates for such patents and
(ii) certificates of registration for tradenames and trademarks, all of which reflect the ownership of all of the Intellectual Property set forth on SCHEDULE 5(q); and (D) all corporate record books and all stock record books of AMT.

                  (xvi) AMT shall have delivered to G-R a letter from Henry M. Pollak to G-R, in form and substance reasonably satisfactory to G-R, which letter shall include the last dates that replacement parts and tools were manufactured and sold by AMT to Sears.

                  (c) CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders to effect the transactions to be performed by them in connection with the Closing is subject to the satisfaction or their waiver of the following conditions:

                  (i) The representations and warranties of G-R set forth in
Section 6 shall be true and correct as of the Closing, and G-R shall have delivered to the Stockholders a certificate to that effect in the form of EXHIBIT H.

                  (ii) The Stockholders shall have received the Purchase Price as contemplated by Section 2(a).

                  (iii) G-R and Jeffrey Gorman shall have entered into the Joint Escrow Account Agreement.

                  (iv) G-R shall have furnished the Stockholders with a receipt confirming delivery to G-R of the certificates representing the Shares.

                  (v) G-R shall have delivered to the Stockholders' Representative resolutions of its directors authorizing and approving G-R's execution, delivery and performance of this Agreement.

                  (vi) G-R shall have delivered to the Stockholders' Representative a Certificate of Good Standing relating to G-R from the Secretary of State of Ohio dated as of a date not more than 30 business days prior to the Closing Date.

                                    REMEDIES
                                    --------

                  9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties contained in this Agreement shall survive the Closing (unless the damaged Party had actual knowledge of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for the following periods:

                  (i) The representations and warranties of the Stockholders in Sections 5(c) ("The Shares") and 5(h) ("Capitalization of AMT") shall survive forever.

                  (ii) The representations and warranties of the Stockholders in
Section 5(p) ("Tax Matters of AMT") shall survive the Closing for the period of any applicable statutes of limitations (taking into account any extensions or waivers thereof).

                  (iii) All other representations and warranties of the Stockholders in this Agreement shall survive for two years after the Closing and thereafter terminate and be of no further force or effect.

                  (iv) The covenants and agreements of the Stockholders in this Agreement shall survive the Closing in accordance with their terms.

                  Time shall be deemed of the essence with regard to the survival periods set forth in this Section 9.

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF G-R. Subject to the terms and conditions of this Section 9, after the Closing Date, the Stockholders shall indemnify, defend and hold harmless AMT, G-R, its affiliates and their respective officers, directors, agents and employees (collectively, the "G-R Indemnified Parties") from and against, and reimburse any G-R Indemnified Party for, any and all Adverse Consequences that any G-R Indemnified Party may at any time suffer or incur or become subject to resulting from or arising out of (i) any inaccuracy in any representation or warranty made by the Stockholders in this Agreement, (ii) any failure by the Stockholders to perform any of their covenants or agreements contained in this Agreement, and (iii) any liability of AMT for any Selling Expenses.

For purposes of Section 9(b), in determining whether there has been a breach of a representation or warranty made by the Stockholders in this Agreement or in determining the amount of any Adverse Consequences in connection therewith, each representation and warranty of the Stockholders shall be deemed to have been made without any "materiality" qualification (including "Material Adverse Effect," "material," "in all material respects," or other formulations) contained in such representation or warranty or with respect to the specific dollar or percentage limitations in the representations and warranties in Sections 5(j), 5(l), 5(m), 5(n) and 5(y).

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF STOCKHOLDERS. Subject to the terms and conditions of this Section 9, after the Closing Date, G-R shall indemnify, defend and hold harmless the Stockholders and each of their respective successors, assigns, heirs, executors and personal representatives (collectively, the "Stockholder Indemnified Parties") from and against, and reimburse any Stockholder Indemnified Party for, any and all Adverse Consequences that any Stockholder Indemnified Party may at any time suffer or incur or become subject to resulting from or arising out of (i) any inaccuracy in any representation or warranty made by G-R in this Agreement, or (ii) any failure by G-R to perform any of its covenants or agreements contained in this Agreement.

                  For purposes of Section 9(c), in determining whether there has been a breach of a representation or warranty made by G-R in this Agreement or in determining the amount of any Adverse Consequences in connection therewith, each representation and warranty of G-R shall be deemed to have been made without any "materiality" qualification (including "Material Adverse Effect," "material" and "in all material respects," or other formulations) contained in such representation or warranty.

                  (d) LIMITATIONS ON G-R'S RIGHT TO INDEMNIFICATION.

                  (i) Subject to Section 9(d)(ii) below, no Stockholder shall have any liability under Section 9(b), (A) unless and until the amount of all Adverse Consequences affecting the G-R Indemnified Parties (in the aggregate) exceeds $50,000 (the "Deductible"), in which event the Stockholders shall indemnify the G-R Indemnified Parties solely to the extent such Adverse Consequences exceed the Deductible (subject to clause (B)) and (B) to the extent the aggregate amount of such payments for Adverse Consequences to the G-R Indemnified Parties (in the aggregate) would exceed a $1,000,000 aggregate ceiling (the "Cap") (after which point no Stockholder will have any further obligation to indemnify any G-R Indemnified Party from and against further such Adverse Consequences).

                  (ii) The Deductible provided for in Section 9(d)(i) shall not apply to any claim for Adverse Consequences made pursuant to Section 9(b)(iii), to any claim for Adverse Consequences resulting from breach of those representations and warranties contained in Sections 5(c), 5(h), 5(k) and 5(p) or to any claim for Adverse Consequences resulting from Stockholders' indemnification obligations under Section 7(e). The Cap provided for in Section 9(d)(i) shall not apply to any claim for Adverse Consequences made pursuant to
Section 9(b)(iii) or to any claim for Adverse Consequences resulting from breaches of those representations and warranties contained in Sections 5(c), 5(h) and 5(p).

                  (e) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any indemnifying Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced; provided further that notwithstanding the foregoing, the Parties acknowledge and agree that any Third Party Claim which may give rise to an indemnification claim shall be barred in the event that written notice of such claim to the Indemnifying Party occurs after the survival periods described in
Section 9(a) hereof.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume the defense of the Third Party Claim and, (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be withheld unreasonably, and
(C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be withheld unreasonably.

                  (iv) In the event any of the conditions in Section 9(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim, provided that the Indemnified Party obtains the consent of the Indemnifying Party to such judgment or settlement, which shall not be withheld unreasonably, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                  (f) PROCESS FOR RECOVERY BY G-R INDEMNIFIED PARTIES. If any G-R Indemnified Party is entitled to indemnification under this Agreement, such G-R Indemnified Party shall seek to collect the amount for such claim from the Escrow Amount and the Stockholders as follows: (i) first, by submitting a claim therefor against the Escrow Amount, if any, then being held pursuant to the Joint Escrow Account Agreement, and (ii) second, subject to Section 9(d), if the Escrow Amount has been depleted and any G-R Indemnified Party is entitled to indemnification, directly against the Stockholders.

                  (g) CALCULATION OF ADVERSE CONSEQUENCES. The amount of any Adverse Consequences under this Section 9 shall be reduced by any recovery under any insurance policy (including, without limitation, the Environmental Insurance Policy) if and when actually received in respect of such Adverse Consequences. Any G-R Indemnified Party or Stockholder Indemnified Party, as the case may be, shall use commercially reasonable efforts to collect any amounts available under any such insurance policy and from such other party alleged to have responsibility. If a G-R Indemnified Party or Stockholder Indemnified Party receives an amount under insurance coverage with respect to Adverse Consequences at any time subsequent to any indemnification provided by an indemnitor pursuant to this
Section 9, then such G-R Indemnified Party or Stockholder Indemnified Party shall promptly reimburse the indemnitor for any payment made or expense incurred by such indemnitor in connection with providing such indemnification up to such amount actually received by the G-R Indemnified Party or Stockholder Indemnified Party. The Parties agree that the foregoing shall not affect the subrogation rights of any insurance companies making payment thereunder.

                  (h) EXCLUSIVE REMEDY. The Stockholders and G-R hereby acknowledge and agree that, after the Closing, the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of the Stockholders and G-R with respect to the Stockholders and the transactions contemplated by this Agreement, except that the limitations set forth in this Section 9(h) shall not apply to (i) fraud by any Party, (ii) any claim made pursuant to Section 9(b)(iii) or (iii) any claim resulting from breaches of those representations and warranties contained in Sections 5(c), 5(h) and 5(p). In such instances, the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have for any such claims. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that any matter that may give rise to an indemnification claim by any party under this Section 9 shall be barred in the event that written notice of such claim to the indemnitor occurs after the survival periods described in Section 9(a) hereof.


                               GENERAL PROVISIONS
                               ------------------

                  10. STOCKHOLDERS' REPRESENTATIVE. For purposes of payment due to the Stockholders, amendments, notice and other requirements under this Agreement and the Joint Escrow Account Agreement, the Stockholders hereby appoint Henry M. Pollak (the "Stockholders' Representative") to serve as their agent and attorney-in-fact with full power and authority (including power of substitution), in the name of and for and on behalf of each of the Stockholders, or in their own names as Stockholders' Representative, to take all actions required or permitted under this Agreement and the Joint Escrow Account Agreement, including the giving and receiving of all service of process, reports, notices and consents and the signing of all certificates, notices, instructions and other documents and the making of all determinations thereunder. In the event Henry M. Pollack dies, becomes incapacitated or is otherwise unable to serve as Stockholders' Representative, his successor shall be Samuel Marcus. In the event Samuel Marcus dies, becomes incapacitated or is otherwise unable to serve as Stockholders' Representative, his successor shall be designated by a majority of the remaining Stockholders; PROVIDED, HOWEVER, if such person so designated as Stockholders' Representative is not a Stockholder, such person shall also be subject to the prior consent of G-R, such consent not to be unreasonably withheld. The authority conferred by this Section 10 shall be deemed an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by any of the Stockholders, or by operation of law, whether by the death or incapacity of any of the Stockholders, or the occurrence of any other event. If any of the Stockholders should die or become incapacitated, or if any other such event should occur, any action taken by the Stockholders' Representative shall be as valid as if such death or incapacity, termination or other event had not occurred regardless or whether or not the Stockholders'

Representative, AMT, G-R or any of the Stockholders shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative under this Agreement shall constitute effective notice to the Stockholders, and G-R may rely on any notice, consent, election or other communication received from the Stockholders' Representative as if such notice, consent, election or other communication had been received from each of the Stockholders. G-R shall not be liable to the Stockholders for any action taken or omitted to be taken by the Stockholders' Representative under this Agreement or in connection therewith.

                  11. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither the Stockholders nor AMT shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of G-R.

                  12. ASSIGNMENT AND THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the Parties. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No Party may make any assignment of this Agreement or any of its rights or interests herein without the prior written consent of the others; provided, however, that G-R may assign this Agreement or any of its rights or interests herein to one or more entities controlled by, controlling or under common control with G-R.

                  13. AMENDMENTS AND WAIVERS. This Agreement may be amended at any time or from time to time by a writing which refers to this Agreement and is signed by the Stockholders' Representative on behalf of all of the Stockholders, AMT and G-R. Any waiver by the Stockholders, AMT or G-R of any breach of or failure to comply with any provision of this Agreement by one of the other Parties shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

                  14. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  15. SEVERABILITY. Each Section, subsection, paragraph and subparagraph of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful there shall be substituted a provision of similar import reflecting the original intent of the Parties to the extent permissible under applicable law.

                  16. SCHEDULES AND EXHIBITS. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement for all purposes.

                  17. CONSTRUCTION. The definitions in this Agreement shall apply equally to both the singular and plural of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement.

                  18. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate individual at the address or facsimile number specified below:

                           If to the Stockholders, to:

                                    Mr. Henry M. Pollak
                                    President
                                    American Machine and Tool Co., Inc. of
                                      Pennsylvania
                                    400 Spring Street
                                    Royersford, Pennsylvania  19468
                                    (610) 948-5300 (phone)
                                    (610) 948-3800 (fax)

                           with a copy to:

                                    Morey S. Rosenbloom, Esq.
                                    Blank, Rome, Comisky & McCauley LLP
                                    One Logan Square
                                    Philadelphia, Pennsylvania  19103-6998
                                    (215) 569-5599 (phone)
                                    (215) 569-5555 (fax)

                           If to AMT or G-R, to:

                                    Mr. Robert E. Kirkendall
                                    Vice President, Corporate Development and
                                      Secretary
                                    The Gorman-Rupp Company
                                    305 Bowman Street
                                    Mansfield, Ohio  44903
                                    (419) 755-1294 (phone)
                                    (419) 755-1233 (fax)

                           with a copy to:

                                    David P. Emmens, Esq.
                                    Corporate Counsel and Assistant Corporate
                                      Secretary
                                    The Gorman-Rupp Company
                                    305 Bowman Street
                                    Mansfield, Ohio 44903
                                    (419) 755-1477 (phone)
                                    (419) 755-1233 (fax)

                  19. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein, embodies the entire agreement among the Parties in relation to the subject matter hereof, and supersedes all prior letters of intent, representations, warranties, covenants, understandings or agreements, whether oral or written, relating to the subject matter hereof.

                  20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  21. RESOLUTION OF CLAIMS.

                  (a) Except as provided in Section 21(c), any dispute arising out of or relating to this Agreement, the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association (the "AAA") Commercial Arbitration Rules. The arbitration shall be conducted by three arbitrators, one of whom shall be selected by G-R, one of whom shall be selected by the Stockholders' Representative and the third of whom shall be selected by the first two arbitrators. The arbitrators shall be selected within 15 days after the date either Party hereto receives from the other a written demand for arbitration. Should a Party fail to name their choice of arbitrator as provided herein within such 15 day period, such arbitrator shall be appointed by the AAA. All decisions shall be made by a majority of the arbitrators. The arbitration shall be governed by the United States Arbitration Act 9, U.S.C. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators are not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any damages in excess of compensatory damages.

                  (b) Arbitration proceedings shall be commenced by either G-R or the Stockholders' Representative by delivering to the other a written notice requesting arbitration. All of the costs and expenses of the Parties in connection with the arbitration, including the arbitrators fees and expenses, shall be borne by the Party or Parties against which an award is rendered in the dispute. Notwithstanding the foregoing, if the arbitrators determine that one Party acted unreasonably and not in good faith, the arbitrators shall have authority to assess the costs and expenses of the arbitration, including the arbitrators fee and reasonable attorneys fees, against such Party. In the event that G-R makes a written demand for arbitration as provided herein, the arbitration shall take place at a location in Pennsylvania designated by the Stockholders' Representative. In the event that the Stockholders' Representative makes a written demand for arbitration as provided herein, the arbitration shall take place at a location in Ohio designated by G-R. Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrators must be made no later than three months following the date on which the arbitrators are appointed, unless the issue is the subject of litigation brought by a third party and the arbitrators deem it appropriate to defer its award until the litigation is resolved.

                  (c) Notwithstanding the foregoing, if G-R asserts any claim
(i) under Section 9(b)(iii) or (ii) resulting from breaches of those representations and warranties contained in Sections 5(c), 5(h) and 5(p), G-R, in its sole discretion, may elect to bring such claim in any court or courts in the United States or arbitrate such claim pursuant to this Section 20.

                  22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

                                   SIGNATURES
                                   ----------

AMERICAN MACHINE AND TOOL CO.,     THE GORMAN-RUPP COMPANY
INC. OF PENNSYLVANIA


By:/s/ Henry M. Pollak             By: /s/ Jeffrey S. Gorman
   --------------------------         --------------------------------------
   Henry M. Pollak, President         Jeffrey S. Gorman, President and Chief
                                      Executive Officer


                             THE STOCKHOLDERS OF AMT

                                   SCF INVESTMENTS, INC.


/s/ Henry M. Pollak                By: /s/ Samuel Marcus
-----------------------------         -------------------------------------
Henry M. Pollak                       Samuel Marcus, President

                                   TRUST UNDER THE WILL OF ROBERT S.
                                   POLLAK, DATED MAY 2, 1979, F/B/O
                                   DAVID POLLAK, STEVEN POLLAK AND
                                   ERIC POLLAK


/s/ Henry M. Pollak
------------------------------
David Pollak (By Henry M. Pollak,
Attorney-in-Fact)                  By: /s/ Henry M. Pollack
                                      -------------------------------------
                                      Henry M. Pollak, Trustee Under the Will
                                      of Robert S. Pollak, dated May 2, 1979,
                                      F/B/O David Pollak, Steven Pollak and
                                      Eric Pollak


                   [SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]

                                    TRUST DATED JULY 23, 1996, F/B/O
                                    ANDREW POLLAK, HENRY M. POLLAK,
                                    SETTLOR



/s/ Henry M. Pollak                 By: /s/ Henry M. Pollak
----------------------------------     -------------------------------------
Steven Pollak (By Henry M. Pollak,     Frances S. Pollak, Trustee U/A/T dated
Attorney in-Fact)                      July 23, 1996, F/B/O Andrew Pollak,
                                       Henry M. Pollak, Settlor (By Henry M.
                                       Pollak, Attorney-in-Fact)



                                    By: /s/ Henry M. Pollak
                                       -------------------------------------
                                       Andrew Pollak, Trustee U/A/T dated
                                       July 23, 1996, F/B/O Andrew Pollak,
                                       Henry M. Pollak, Settlor (By Henry M.
                                       Pollak, Attorney-in-Fact)


                                    TRUST DATED JULY 23, 1996, F/B/O OF
                                    LORA PLACIK, HENRY M. POLLAK,
                                    SETTLOR


/s/ Henry M. Pollak                 By: /s/ Henry M. Pollak
----------------------------------     -------------------------------------
Eric Pollak (By Henry M. Pollak,       Frances S. Pollak, Trustee U/A/T dated
Attorney-in-Fact)                      July 23, 1996, F/B/O Lora Placik,
                                       Henry M. Pollak, Settlor (By Henry M.
                                       Pollak, Attorney-in-Fact)

                                    By: /s/ Henry M. Pollak
                                       -------------------------------------
                                       Lora Placik, Trustee U/A/T dated
                                       July 23, 1996, F/B/O Lora Placik,
                                       Henry M. Pollak, Settlor (By Henry M.
                                       Pollak, Attorney-in-Fact)


                   [SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]